WELLS FARGO BANK,	CONSTRUCTION LOAN NOTE
NATIONAL ASSOCIATION	OF STINGRAY PROPERTIES, LLC
$4,000,000.00	September 16, 2005

FOR VALUE RECEIVED, STINGRAY PROPERTIES, LLC (the “Borrower”) promises to pay to the order of Wells Fargo Bank, National Association (the “Bank”), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of FOUR MILLION AND NO/100s DOLLARS ($4,000,000.00), or the amount shown on the Bank’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance. Absent manifest error, the Bank’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST:

(a) Beginning from the date hereof through the month in which the Phase II Completion Date (as defined in the Loan Agreement, which, in turn, is defined below) occurs, interest shall accrue on the unpaid outstanding principal balance of this Construction Loan Note at a floating rate per annum equal to the sum of LIBOR and a margin of one and one-quarter percent (1.25/0). “LIBOR” is the rate per annum for United States dollar deposits quoted by the Bank as the Inter-Bank Market Offered Rate, rounded upward if necessary to the nearest whole 1/8th of 1%, with the understanding that such rate is quoted for the purpose of calculating effective rates of interest for loans making reference thereto. Borrower understands and agrees that the Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

With respect to each LIBOR designation hereunder, the Bank is hereby authorized to note the date, principal amount, and interest rate applicable thereto and any payments made thereon on the Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Construction Loan Note, which notations shall be prima facie evidence of the accuracy of the information noted. If the Board of Governors of the Federal Reserve System (or any successor) prescribes a reserve percentage (the “Reserve Percentage”) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), then the above definition of LIBOR shall be the “Base LIBOR”, and “LIBOR” shall mean: Base LIBOR divided by (100% minus LIBOR Reserve Percentage). “LIBOR Reserve Percentage” means the Reserve Percentage adjusted by the Bank for expected changes in such reserve percentage.

If the Bank at any time shall determine that for any reason LIBOR cannot be adequately ascertained, or that the Bank can no longer offer LIBOR for legal reasons, then the Bank may replace the Index with the daily floating Prime Rate and accrue interest on this Construction Loan Note at the Prime Rate plus the Margin (adjusting each time the Prime Rate changes), and the Borrower shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any fines, fees, charges, penalties or other costs incurred or payable by the Bank as a result thereof and which are attributable to such LIBOR-based rates. Similarly, if any tax, reserve, special deposit, compulsory loan or similar requirement or condition is imposed upon the Bank for making LIBOR-based rates available, then the Borrower shall pay to the Bank immediately upon demand such amounts as may be necessary to compensate the Bank for any additional costs incurred and/or reductions in amounts received by the Bank that are attributable to such LIBOR-based rates.

(b) Beginning on the first day of the month following the month in which the Phase II Completion Date occurs, interest shall accrue on the unpaid outstanding principal balance of this Construction Loan Note at a fixed rate per annum of six percent (6.00%).

(c) From and including the date of an Event of Default (as defined in the Loan Agreement) and so long as an Event of Default is outstanding, the unpaid principal balance shall interest at the annual rate of four percent (4.0%) in excess of the rate that would otherwise be in effect under this Construction Loan Note.

REPAYMENT TERMS: Principal and interest on this Construction Loan Note shall be due and payable as follows:

(a) Beginning October 1, 2005, and continuing on the first day of every month thereafter through the first day of the month following the month in which the Phase II Completion Date occurs, monthly installments of accrued interest only;

(b) Beginning on the first day of the second month following the month in which the Phase II Completion Date occurs and continuing on the first day of every month thereafter, monthly installments of accrued interest (from the first day of the previous month through the last day of the previous month) PLUS principal in accordance with Schedule I attached hereto; and

(c) The entire outstanding principal balance and unpaid accrued interest shall be due and payable in full on September 1, 2020 (the “Maturity Date”).

LATE FEE: Each time that a payment is not paid within five (5) days of its scheduled due date, the Borrower shall pay the Bank, on demand, a late fee of five percent (5.0%) of the past-due payment. The Bank’s assessment or acceptance of payment of a late fee shall not constitute a waiver of any default or a waiver of the Bank’s right to accelerate or demand payment of this Construction Loan Note.

PREPAYMENT TERMS: Principal may prepay principal in whole or in part at any time, without premium or penalty.

ADDITIONAL TERMS AND CONDITIONS: This Construction Loan Note is issued under that Construction - Term Loan Agreement of even date herewith between the Bank and the Borrower (the “Loan Agreement”). The terms and conditions of the Loan Agreement are’ incorporated herein by reference. This Construction Loan Note is subject to that certain Interest Rate Swap Agreement dated of even date herewith (the “Swap Agreement”). The terms and Conditions of the Swap Agreement are incorporated herein by reference. The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses incurred by the Bank, whether or not suit is commenced. This Construction Loan Note shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR: Borrower and any other person who signs, guarantees or endorses this Construction Loan Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Construction Loan Note.

STINGRAY PROPERTIES, LLC,
a Minnesota limited liability company

By: /s/ Gary Verkinnes
Name:	Gary Verkinnes

Title: Vice President